EXHIBIT 5.1

June 26, 2003

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 400

Seattle, WA 98119

(206) 272-4000

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on June 26, 2003 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,150,000 shares of your Common Stock issuable pursuant to the Company’s 2003 Equity Incentive Plan (the “Stock Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Stock Plan.

It is our opinion that, when issued and sold in the manner referred to in the Stock Plan and pursuant to the agreements, which accompany the Stock Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/  Wilson Sonsini Goodrich & Rosati